Exhibit 4.5


                          LOAN AGREEMENT


                              among


                         WLR FOODS, INC.,

              FIRST UNION NATIONAL BANK OF VIRGINIA,

                      CORESTATES BANK, N.A.,

                          CRESTAR BANK,

                      WAMPLER-LONGACRE, INC.

                               and

                 CASSCO ICE & COLD STORAGE, INC.











                     Dated as of June 1, 1994

                        TABLE OF CONTENTS

Recitals                                               Page

                            ARTICLE I

              Definitions and Rules of Construction

Section 1.1   Definitions . . . . . . . . . . . . . . .   1
Section 1.2.  Rules of Construction . . . . . . . . . .   10

                            ARTICLE II

                         Representations

Section 2.1.   Representations by Obligors  . . . . . .   10

                           ARTICLE III

                               Note

Section 3.1.   Sale and Purchase of Note  . . . . . . .   12
Section 3.2.   Conditions Precedent to Delivery of Note   13

                            ARTICLE IV

                               Loan

Section 4.1.   Pro Rata Shares  . . . . . . . . . . . .   13
Section 4.2.   Loan . . . . . . . . . . . . . . . . . .   13
Section 4.3.   Advances . . . . . . . . . . . . . . . .   14
Section 4.4.   Payment of Temporary Notes . . . . . . .   14

                            ARTICLE V

                             Payments

Section 5.1.   Amounts Payable  . . . . . . . . . . . .   14
Section 5.2.   Default in Payments  . . . . . . . . . .   15
Section 5.3.   Unconditional Obligations  . . . . . . .   15

                            ARTICLE VI

                        Special Covenants

Section 6.1.  Insurance . . . . . . . . . . . . . . . .   16
Section 6.2.  Cure by Banks . . . . . . . . . . . . . .   17
Section 6.3   Indemnification . . . . . . . . . . . . .   17
Section 6.4.  Certificate as to No Default  . . . . . .   18
Section 6.5.  References to Note Ineffective after
              Note Paid . . . . . . . . . . . . . . . .   18
Section 6.6.  Financial Records and Statements  . . . .   19
Section 6.7.  Notice of Suits . . . . . . . . . . . . .   19
Section 6.8.  Environmental Matters . . . . . . . . . .   19
Section 6.9.  Consolidated Adjusted Net Worth . . . . .   20
Section 6.10. Fixed Charge Coverage Ratio . . . . . . .   21
Section 6.11. Funded Debt . . . . . . . . . . . . . . .   21
Section 6.12. Limitations on Liens  . . . . . . . . . .   21
Section 6.13. Mergers, Consolidations and Sales of Assets 23
Section 6.14. Restricted Payments . . . . . . . . . . .   24
Section 6.15. Restricted Subsidiaries . . . . . . . . .   25

                           ARTICLE VII

                              Agency

Section 7.1.  Appointment of Agent  . . . . . . . . . .   25

                           ARTICLE VIII

                             Guaranty

Section 8.1.  Guaranty of Obligations   . . . . . . . .   26
Section 8.2.  Waivers . . . . . . . . . . . . . . . . .   26
Section 8.3.  Forbearance and Modifications . . . . . .   27
Section 8.4.  Continuing Liability  . . . . . . . . . .   27
Section 8.6.  Subordination . . . . . . . . . . . . . .   28
Section 8.7.  Further Guaranties  . . . . . . . . . . .   28

                            ARTICLE IX

                  Events of Default and Remedies

Section 9.1.  Event of Default  . . . . . . . . . . . .   28
Section 9.2.  Remedies on Default . . . . . . . . . . .   30
Section 9.3.  No Remedy Exclusive . . . . . . . . . . .   30

Section 9.4.  Counsel Fees and Other Expenses . . . . .   30
Section 9.5.  No Additional Waiver Implied by One Waiver  30

                            ARTICLE X

                            Prepayment

Section 10.1.  Option to Prepay . . . . . . . . . . . .   31
Section 10.2.  Mandatory Prepayment . . . . . . . . . .   31

                            ARTICLE XI

                          Miscellaneous

Section 11.1.  Term of Agreement  . . . . . . . . . . .   31
Section 11.2.  Successors and Assigns . . . . . . . . .   31
Section 11.3.  Jurisdiction and Venue . . . . . . . . .   32
Section 11.4.  Severability . . . . . . . . . . . . . .   32

                                ii





Section 11.5.  Applicable Law; Entire Understanding . .   32
Section 11.6.  Counterparts . . . . . . . . . . . . . .   32
Section 11.7.  Notices  . . . . . . . . . . . . . . . .   32
Section 11.8.  Other Agreements . . . . . . . . . . . .   33


EXHIBIT 1

     THIS LOAN AGREEMENT, made as of the first day of June, 1994, among WLR FOODS, INC., a Virginia corporation (the "Borrower"), FIRST UNION NATIONAL BANK OF VIRGINIA, a national banking association, CORESTATES BANK, N.A., also doing business as Philadelphia National Bank, a national banking association, and CRESTAR BANK, a Virginia banking corporation (collectively, the "Banks"), and WAMPLER-LONGACRE, INC., a Virginia corporation, and CASSCO ICE & COLD STORAGE, INC., a Virginia corporation (collectively, the "Guarantors");

                           WITNESSETH:

     WHEREAS, the Banks intend to make a loan, as hereinafter described, to the Borrower; and the Borrower intends to issue and deliver to the Banks the Note, as hereinafter defined, in order to evidence the Borrower's obligation to repay such loan; and

     WHEREAS, the Banks, the Borrower and the Guarantors desire to set forth the terms and conditions with respect to such financing;

     NOW, THEREFORE, the parties hereto agree as follows:

                            ARTICLE I

              Definitions and Rules of Construction

     Section 1.1. Definitions. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the following meanings in this Agreement unless the context otherwise requires:

     "Additional Dividend Amount" shall mean, as of the date of calculation thereof, an amount equal to the dividends paid upon the common stock of the Borrower during the two immediately preceding (as of such date) fiscal years of the Borrower, computed at the rate of the regular quarterly dividend then paid by the Borrower on its outstanding common stock.

     "Adjusted Net Worth" shall mean, with respect to any person as at any date of determination thereof, the stockholder's equity account of such person as reflected in the most recent (as of such date) financial statements of such person, less (a) goodwill, trade names, trademarks, service marks, patents and such other assets which are properly classified as "intangible assets", (b) unamortized debt discount and expenses relating to indebtedness issued subsequent to May 1, 1991 and (c) write-ups of assets occurring subsequent to May 1, 1991.

     "Advances" shall mean the advances of the proceeds of the Loan made pursuant to Article IV.

        "Agent" shall mean First Union National Bank of Virginia, as agent for the Banks, and any successor as such agent.

     "Agreement" shall mean this Loan Agreement, including any amendments hereto.

     "Authorized Representative" shall mean any person designated to act on behalf of the Borrower by certificate signed by the president, a vice president, the secretary or the treasurer of Borrower and filed with the Agent.

     "Banks" shall mean, collectively, FUNB, CBNA and Crestar.

     "Borrower" shall mean WLR Foods, Inc., a Virginia corporation.

     "Business Day" shall mean any Monday, Tuesday, Wednesday,
Thursday or Friday other than a day on which one or more Banks are temporarily closed.

     "CBNA" shall mean Corestates Bank, N.A., also doing business as Philadelphia National Bank, as a holder of the Note, or any subsequent holder of the portion of the Note initially held by Corestates Bank, N.A., also doing business as Philadelphia
National Bank.

     "Capitalized Lease" shall mean any lease of property, real or personal, the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee or for which the amount of the asset and liability thereunder, as if so capitalized, would be required to be disclosed in a note to such balance sheet, in accordance with generally accepted accounting principles.

     "Capitalized Rentals" shall mean, as of the date of any determination, the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Borrower or any Subsidiary is a lessee would be reflected as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries.

     "Closing Date" shall mean the date of the execution and delivery of this Agreement and the Note.

     "Consolidated Adjusted Capital" shall mean, as at any date of determination thereof, the sum of the Consolidated Adjusted
Net Worth and the Consolidated Funded Debt on such date.

     "Consolidated Adjusted Net Worth" shall mean, as at any date of determination thereof, the Adjusted Net Worth of the Borrower and its Restricted Subsidiaries on a consolidated basis.

        "Consolidated Funded Debt" shall mean, as at any date of determination, the Funded Debt of the Borrower and its Restricted Subsidiaries outstanding on such date, consolidated in accordance with generally accepted accounting principles, plus any Short-Term Debt of the Borrower and its Restricted Subsidiaries which would be included in Funded Debt pursuant to Section 6.11.

     "Consolidated Net Income" for any period shall mean the gross revenues of the Borrower and its Subsidiaries for such period, less all expenses and other proper charges (including taxes on income), determined on a consolidated basis without taking into account:

          (a) any gains on the Disposition (other than in the ordinary course of business) of investments or fixed or capital assets, to the extent the aggregate gains on such Dispositions exceed any losses from the Disposition of such assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

          (b) the proceeds of any life insurance policy on the life of any officer, director or employee of the Borrower or any of its Subsidiaries;

          (c)  net earnings and losses of any Restricted
     Subsidiary accrued prior to the date it became a Restricted
     Subsidiary;

          (d) net earnings and losses of any corporation, substantially all of the assets of which have been acquired by the Borrower or any of its Subsidiaries in any manner realized by such corporation prior to the date of such acquisition;

          (e) net earnings and losses of any corporation with which the Borrower or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Restricted Subsidiary prior to the date of such consolidation or merger;

          (f) net earnings of any business entity (other than a Restricted Subsidiary) in which the Borrower or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Restricted Subsidiary in the form of cash distributions;

          (g)  any portion of the net earnings of any Restricted
     Subsidiary which for any reason is unavailable for payment of dividends to the Borrower or any other Restricted
     Subsidiary;

          (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

          (i) any deferred or other credit representing any excess of the equity in any corporation at the date of acquisition thereof over the amount invested in such corporation;

          (j) any gain arising from the acquisition of any securities of the Borrower or any Subsidiary; and

          (k) any gains or losses, or other income, properly classified as extraordinary, including in any event gains arising upon the discontinuance of operations.

     "Consolidated Pre-Tax Income" shall mean for any period the sum of (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining Consolidated Net Income, (i) all provisions for any federal, state or other income taxes made by the Borrower and its Restricted Subsidiaries during such period and (ii) Fixed Charges during such period.

     "Crestar" shall mean Crestar Bank, as a holder of the Note, or any subsequent holder of the portion of the Note initially held by Crestar Bank.

     "Disposition" shall mean a sale, lease, transfer or other disposition.

     "Event of Default" shall mean any of the events set forth in
Section 9.1.

     "Excess Proceeds" shall mean the amount by which the net proceeds, which shall include the fair market value of property other than cash, received by the Borrower and its Restricted Subsidiaries from the Disposition or Dispositions of all or a Substantial Part of the assets of the Borrower and its Restricted Subsidiaries exceed the amount which the Borrower applied in the twelve-month period immediately following such Disposition or Dispositions to the acquisition of, or investment in, Like Assets.

     "FUNB" shall mean First Union National Bank of Virginia, as a holder of the Note, or any subsequent holder of the portion of the Note initially held by First Union National Bank of Virginia.

     "Financing Instruments" shall mean this Agreement and the Note.

     "Fixed Charges" shall mean for any period the sum of (a) interest expense and amortization of debt discount and expense on Indebtedness of the Borrower and its Restricted Subsidiaries for such period and (b) total rental expense of the Borrower and its Restricted Subsidiaries under all leases other than Capitalized Leases.

     "Funded Debt" of any person shall mean all Indebtedness (excluding minority interests and deferred items but including Capitalized Rentals) owed or guaranteed which by its terms matures more than one year from the date of its creation or which is renewable at the option of the obligor for more than one year from such date, whether or not theretofore renewed; provided that, except as provided in Section 6.11, amounts outstanding under a revolving credit facility shall not constitute Funded Debt.

     "Guarantee Obligations" of any person shall mean, without duplication, all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection and the Borrower's guarantee of any obligation of any Restricted Subsidiary) of such person guaranteeing or in effect guaranteeing any Indebtedness or other obligation (including any dividend) of any other person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such person (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain fixed charge coverage or working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the Primary Obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the Primary Obligor against loss in respect thereof. For the computations made under this Agreement, a Guarantee Obligation in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guarantee Obligation in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

     "Guarantors" shall mean, collectively, Wampler-Longacre,
Inc. and Cassco Ice & Cold Storage, Inc., both of which are
Virginia corporations.

     "Guaranty" shall mean the guaranty by the Guarantors provided for in Article VIII.

     "Indebtedness" of any person shall mean and include all obligations of such person which should be classified upon a balance sheet of such person as liabilities of such person, and shall include all (a) obligations of such person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (b) obligations secured by any Lien on property or assets owned by such person, even though such person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Guarantee Obligations, (e) Capitalized Rentals under any Capitalized Lease and (f) any recourse obligations arising upon a sale of assets. Any Indebtedness extended or renewed other than at the option of the obligor pursuant to the terms thereof, will be deemed to have been incurred at the time of such extension or renewal.

     "Intercreditor Agreement" shall mean the Intercreditor
Agreement of even date herewith among the Banks and the Agent.

     "Investments" shall mean all investments made, in cash or by delivery of property, directly or indirectly, in any person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise; provided that Investments shall not include routine investments in property to be used or consumed in the ordinary course of business.

     "Land" shall mean all land now or hereafter owned by the Borrower.

     "Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind, or conditional sales agreement or other arrangement for the retention of title (including any Capitalized Lease), on any real or personal property.

     "Like Assets" shall mean any capital assets used or to be used by the Borrower or any of its Restricted Subsidiaries in the lines of business conducted by the Borrower and its Restricted Subsidiaries during the most recent fiscal year of the Borrower which ended prior to the Closing Date and businesses related thereto.

     "Loan" shall mean a loan in the maximum amount of $25,000,000 made by the Banks to the Borrower as provided for in this Agreement.

     "Note" shall mean the promissory note issued by the Borrower to evidence its obligation to repay the Loan in a maximum principal amount of $25,000,000.

     "Obligors" shall mean, collectively, the Borrower and the Guarantors.

     "Payment of the Note" shall mean payment in full of the Note and the making in full of all other Required Payments due and payable at the time of such payment.

     "Prime Rate" shall mean the rate of interest established by First Union National Bank of Virginia from time to time as its prime rate, with the effective date of any change in the Prime Rate being the effective date of the applicable change in the prime rate so established. The Prime Rate is not the lowest or most favorable rate of interest charged by First Union National Bank to its customers.

     "Pro Rata" shall mean in proportion to the Banks' Pro Rata
Shares.

     "Pro Rata Share" shall mean, for each Bank, the percentage specified for such Bank in Section 4.1.

     "Qualified Investments" shall mean any and all of the following Investments of the Borrower and its Restricted
Subsidiaries:

          (a) Investment in Restricted Subsidiaries or entities which contemporaneously become Restricted Subsidiaries.

          (b) Investments in direct obligations of the United States of America, or obligations of any instrumentality or agency thereof maturing one year or less after acquisition the payment of the principal and interest of which is unconditionally guaranteed by the United States of America.

          (c) Investments in repurchase agreements and certificates of deposit due within twelve months from the date of acquisition thereof issued by any bank or trust company located within the United States of America, organized under its laws or the laws of any state thereof and having total assets of at least $500,000,000.

          (d) Investments in commercial paper of any corporation maturing within 270 days of acquisition and rated either "prime-1" or higher by Moody's Investors' Services, Inc. or "A-1" or higher by Standard & Poor's Rating Group, or other comparable rating if such rating systems are changed.

          (e) Investments acquired solely in exchange for capital stock of the Borrower.

     "Rentals" shall mean and include all rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes, and similar charges.

     "Request for Borrowing" shall mean the written notice given by an Authorized Representative to the Agent pursuant to
Section 4.2.

     "Required Payment" shall mean any payment of money required under the terms of the Financing Instruments to be made by the Obligors.

     "Restricted Subsidiary" shall mean each Guarantor, May Supply Company, Inc., Rockingham Poultry, Inc., a Virginia corporation, Rockingham Poultry, Inc., a Virgin Islands corporation, and any Subsidiary (a) organized under the laws of the United States of America, the Commonwealth of Puerto Rico or Canada or a jurisdiction thereof, (b) which conducts substantially all of its business and has substantially all of its property within the United States of America, the Commonwealth of Puerto Rico and/or Canada, (c) at least 80% of the ownership interest of which is owned by the Borrower or a Wholly-Owned Restricted Subsidiary, and (d) which has been designated a Restricted Subsidiary by the Board of Directors of the Borrower, but only if such designation does not result in an Event of Default or an event or condition which, with the giving of notice or the lapse of time or both, would constitute an Event of Default. Any Subsidiary which has been so designated for purposes of the Senior Note Agreement shall be deemed to have been so designated for purposes of this Agreement.

     "Security" shall mean any funds, agreements, property, rights or interests of any nature whatsoever, guaranties of and any subordination and/or standby agreements related to the Obligations (as defined in Section 8.1) which have been or hereafter are mortgaged, pledged, assigned, transferred, executed or delivered, directly or indirectly, to the Agent or any Bank as security for or guaranty of the payment or performance of any Obligation.

     "Senior Note Agreement" shall mean the Note Agreement dated as of May 1, 1991 among the Borrower and the purchasers of the 9.41% Senior Notes described therein.

     "Short-term Debt" of any person shall mean all Indebtedness of such person for borrowing money or which has been incurred in connection with the acquisition of assets, other than any such Indebtedness which constitutes Funded Debt, but, in any event, including any amounts outstanding under a revolving credit facility.

     "Subsidiary" shall mean a subsidiary of the Borrower, for which purpose "subsidiary" shall mean, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock shall be owned or controlled by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation.

     "Substantial Part" shall mean assets of the Borrower or any Restricted Subsidiary, including the common stock of any Subsidiary, which in the aggregate contributed more than 15% of the sum of (a) operating income, as set forth in the Borrower's consolidated income statements for the twelve-month period ending as of the last day of the most recently ended quarter for which financial statements are required to be delivered pursuant to
Section 6.6, and (b) depreciation and amortization for such period to the extent deducted in determining operating income, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis.

     "Temporary Notes" shall mean, collectively, the three promissory notes of the Borrower dated May 24, 1994, one of which is payable to each Bank.

     "Unrestricted Subsidiary" shall mean any Subsidiary which is not a Restricted Subsidiary.

     "Voting Stock" shall mean the capital stock of any class or classes of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of the members of the board of directors of such corporation, or persons performing similar functions (irrespective of whether or not at the time stock of any class shall have or might have special voting power or rights by reason of the happening of any contingency). Reference to a percentage of Voting Stock shall mean a percentage of the votes represented by such Voting Stock and not to the number of shares if there are classes of Voting Stock possessing different voting rights.

     "Wholly-owned", when used in connection with any Restricted Subsidiary, shall mean a Restricted Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Indebtedness for borrowed money shall be owned by the Borrower and/or one or more of the Wholly-Owned Restricted Subsidiaries.

     Section 1.2. Rules of Construction. The following rules shall apply to the construction of the Financing Instruments unless the context otherwise requires:

          (a) Words importing the singular number shall include the plural number and vice versa, and any gender shall connote another gender.

          (b) All references in a Financing Instrument to particular articles or sections are references to articles or sections of such Financing Instruments unless otherwise indicated.

          (c) The headings and Table of Contents in any Financing Instrument are solely for convenience of reference and shall not constitute a part of such Financing Instrument, nor shall they affect its meaning, construction or effect.

          (d) Words importing the prepayment or calling for prepayment of the Note shall not be deemed to refer to or connote the payment of the Note at its stated maturity.

          (e) All accounting terms used in any Financing Instrument which are not expressly defined therein shall have the meanings respectively given to them in accordance with generally accepted accounting principles applicable to entities of the same character as the Borrower. All financial computations made pursuant to any Financing Instrument shall be made in accordance with generally accepted accounting principles applicable to entities of the same character as the Borrower consistently applied, and all balance sheets and other financial statements shall be prepared in accordance with generally accepted accounting principles applicable to entities of the same character as the Borrower consistently applied.


                            ARTICLE II

                         Representations

     Section 2.1. Representations by Obligors. Each Obligor makes the following representations as the basis for its undertakings hereunder:

          (a) Such Obligor is a stock corporation duly organized under the laws of Virginia and is in good standing therein, has the power and authority to own its properties and to enter into the Financing Instruments to which it is a party and the transactions contemplated thereby and to perform its obligations thereunder, and by proper corporate action has duly authorized the execution and delivery of such Financing Instruments. Such Obligor is qualified to do business in each state in which it is now doing business.

          (b) Other than litigation with Tyson Foods, Inc. which has previously been disclosed to the Banks, no litigation at law or in equity or any proceeding before any governmental agency involving such Obligor is pending or, to the knowledge of such Obligor, threatened in which any liability of such Obligor is not adequately covered by insurance or in which any judgment or order would have a material adverse effect upon the business or assets of such Obligor or that would affect its authority to do business, the validity of the Financing Instruments to which such Obligor is a party or the performance of its obligations thereunder.

          (c) The execution and delivery of, and compliance by such Obligor with the terms and conditions of, the Financing

Instruments to which it is a party will not constitute or result in a default under or violation of (i) such Obligor's articles of incorporation or bylaws, (ii) any agreement or other instrument to which such Obligor is a party or by which it or its property is bound, or (iii) any constitutional or statutory provision or order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over such Obligor or its property.

          (d) Such Obligor has obtained all consents, approvals, authorizations and orders of any governmental or regulatory authority that are required to be obtained by such Obligor as a condition precedent to the issuance of the Note, the execution and delivery of the Financing Instruments to which such Obligor is a party, or the performance by such Obligor of its obligations thereunder.

          (e)  No Event of Default has occurred and is
continuing, and no event has occurred and is continuing which, with notice or lapse of time or both, would constitute an Event of Default.

          (f) All of the Financing Instruments to which such Obligor is a party have been duly authorized by such Obligor and, assuming due execution and delivery of the Financing Instruments by the other parties thereto, are valid, enforceable and binding obligations of such Obligor; provided that (i) the obligations of such Obligor under such Financing Instruments are subject to usual principles of equity and to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights generally, and (ii) the enforceability of the indemnity provisions herein may be limited by applicable securities laws and public policy.

                           ARTICLE III

                               Note

     Section 3.1. Sale and Purchase of Note. The Borrower shall issue and sell the Note to the Banks.

     Each Bank represents that it is purchasing its Pro Rata Share of the Note for its own account for investment and has no present intention of reselling or disposing of such Pro Rata Share or engaging in any "distribution" thereof (as that term is used in the Securities Act of 1933, as amended, and the regulations of the Securities and Exchange Commission thereunder). Each Bank represents that it is familiar with the operations and financial condition of the Obligors based upon information furnished to such Bank by the Obligors and has made such inquiries as it deems appropriate in connection with the purchase of such Pro Rata Share.

     No Bank shall assign or offer any portion of the Note, or any participation therein, for sale in any state of the United States without first (a) either (i) taking all necessary action to qualify such portion for offer and sale under the securities and "Blue Sky" laws of the United States and such state or (ii) determining that no such action is necessary because of a registration exemption or exemptions, and (b) providing to the purchaser of such portion, or any participant therein, all material information in such Bank's possession necessary to evaluate the risks and merits of the investment represented by the purchase of or participation in such portion.

     The Obligors represent that no Financing Instrument nor any information (financial or otherwise) furnished by or on behalf of the Obligors in connection with the negotiation or the sale of the Note contains any untrue statement of a material fact or omits (when considered together with all information furnished) a material fact necessary to make the statements contained therein, in the light of the circumstances in which they were made, not misleading. There is no fact that the Obligors have not disclosed in writing to each Bank that materially affects adversely or, so far as the Obligors can now foresee, based on facts known to them, will have a material adverse effect on the properties, business, prospects, profits or condition (financial or otherwise) of any Obligor or the ability of any Obligor to perform its obligations under the Financing Instruments.

     Section 3.2.   Conditions Precedent to Delivery of Note.
The Agent shall be required to accept delivery of the Note, on behalf of the Banks, only upon delivery to it, in form and substance satisfactory to it, of the following:

          (a)  Executed copies of the Financing Instruments.

          (b) The certificates or policies of insurance required by Section 8.3.

          (c) Evidence of the due authorization, execution and delivery of the Financing Instruments by the parties thereto.

          (d) The Banks' commitment fee of $100,000, which shall be shared Pro Rata by the Banks.

          (e) Certified copies of (i) the resolutions of the Obligors' boards of directors authorizing execution and delivery of the Financing Instruments, (ii) the articles of incorporation of each Obligor, and (iii) the bylaws of each Obligor.

          (f) Evidence satisfactory to the Agent that no Hazardous Substances (as defined in Section 6.8) are located on, in or under the Land.

          (g)  An opinion of counsel for the Obligors.

          (h) Such other documentation, certificates and opinions as may be reasonably required by the Agent or any Bank.

                            ARTICLE IV

                               Loan

     Section 4.1.   Pro Rata Shares.  the Pro Rata Share for each
Bank shall be as follows: (a) for FUNB, 40%, (b) for CBNA, 40%, and (c) for Crestar, 20%.

     Section 4.2. Loan. The Banks shall make the Loan by making Advances to the Borrower in such amounts as may be requested from time to time by an Authorized Representative in a Request for Borrowing; provided that the aggregate amount of Advances made under the Loan shall not exceed the maximum principal amount of the Note; and provided further that no Advance shall be in an amount of less than $1,000,000. Each Request for Borrowing shall be in the form of Exhibit 1 hereto and shall be delivered to the Agent not later than 10:00 a.m. on the Business Day preceding the Business Day on which the Advance requested thereby is to be made.

     Section 4.3. Advances. An Advance shall be made by one or more checks or wire transfers paid to such person as may be specified in the applicable Request for Borrowing. Each Bank shall pay, or cause the Agent to pay on its behalf, its Pro Rata Share of each Advance. No Bank shall be required to pay, as its portion of the Advances, an aggregate amount exceeding its Pro Rata share of the maximum principal amount of the Note.

     The Banks shall be not required to make any requested Advance until the Agent shall have received all of the items specified in Section 3.2, even if the Agent shall have accepted delivery of the Note, or the Banks shall have made any earlier Advance, without having received all of such items. The Banks also shall not be required to make any requested Advance at any time that an event has occurred and is continuing which constitutes or, with notice or lapse of time or both, would constitute an Event of Default.

     No Advance shall be made more than three months after the Closing Date or after the date on which the Note is payable in full.

     Section 4.4. Payment of Temporary Notes. So long as any principal of the Temporary Notes remains unpaid, the Borrower shall apply the amount of each Advance to the payment of such principal, and the Agent may cause any Advance to be so applied rather than paying the amount thereof to the person indicated in the applicable Request for Borrowing. If the principal of the Temporary Notes shall not have been paid in full before July 24, 1994, an Authorized Representative shall be deemed to have submitted a Request for Borrowing for an Advance to be made on such date in an amount equal to the outstanding principal balance of the Temporary Notes, and the Agent shall cause the amount of such Advance to be applied to the payment of such principal balance.

                            ARTICLE V

                             Payments

     Section 5.1. Amounts Payable. (a) The Borrower shall make all payments required under the Note, as and when the same become due (whether at maturity, by acceleration or otherwise), in the manner set forth in the Note and shall make all other Required Payments in the manner set forth in the applicable Financing Instruments. Payments to the Agent shall be made in lawful money of the United States of America at the address of the Agent set forth in Section 11.7 or at such other place as the Agent may direct in writing. Any amount at any time paid to the Agent as a payment of principal of or interest on the Note as the same become due shall be credited against the Borrower's obligations hereunder as of the date such obligations are due (but subject to collection of any instrument, draft, check or order for payment received by the Agent).

          (b) The Borrower shall pay (i) the reasonable fees and expenses of the Banks, the Agent and counsel to the Banks and the Agent and all other costs, fees and expenses incidental to the financing hereunder, the issuance of the Note and the costs of producing the Financing Instruments, (ii) all taxes of any kind whatsoever lawfully assessed, levied or imposed with respect to the transactions contemplated by this Agreement, and (iii) all costs of collection (including reasonable counsel fees) in the event of a default in the payment of the principal of or interest on the Note or other charges payable under this Agreement. The obligations of the Borrower under this subsection shall survive Payment of the Note.

     Section 5.2. Default in Payments. If the Borrower should fail to make any Required Payment of principal of and/or interest on the Note by the date which is seven days after the due date for such Required Payment, the Borrower shall pay the Banks, on a Pro Rata basis, a late charge in an amount equal to the lesser of
(a) 5% of the amount of such Required Payment or (b) $1,200. If the Borrower should fail to make any other Required Payment when due, the Borrower shall, to the extent permitted by law, pay interest thereon at the Prime Rate plus 0.5%.

     Section 5.3. Unconditional Obligations. The obligations of the Obligors to make Required Payments and to perform and observe all other covenants, conditions and agreements hereunder shall be general obligations of the Obligors and shall be absolute and unconditional, irrespective of any defense or any rights of setoff, recoupment or counterclaim any Obligor might otherwise have against the Agent or any Bank. Nothing in this section shall be construed as a waiver by the Obligors of any rights or claims any of them may have against the Agent or any Bank under this Agreement or otherwise, but any recovery upon such rights and claims shall be had from the Agent or such Bank, as the case may be, separately. Subject to Section 10.1, the Obligors shall not suspend or discontinue any such payment hereunder or fail to observe and perform any of their other covenants, conditions and agreements under the Financing Instruments for any cause, including without limitation any acts or circumstances that may constitute failure of consideration, or commercial frustration of purpose, or any change in the tax or other laws of the United States of America, the Commonwealth of Virginia or any political subdivision of either, or any failure of the Agent or the Banks to observe and perform any covenant, condition or agreement, whether express or implied, or any duty, liability or obligation contained in or arising out of or in connection with any Financing Instrument.

                            ARTICLE VI

                        Special Covenants

     Section 6.1. Insurance. The Obligors shall continuously maintain, or cause to be maintained, insurance against such risks as are customarily insured against by businesses or owners of like size and character, paying as the same become due all premiums in respect thereto, including without limitation:

          (a) Insurance to the extent of $1,000,000 single limit against liability for bodily injury, including death resulting therefrom, and damage to property, including loss of use thereof, arising out of the ownership, maintenance or use of any of the Obligors' properties.

          (b) Workers' compensation insurance with respect to all employees of each Obligor, unless such Obligor qualifies as a self-insurer under the laws of each state in which it has employees.

          (c) Such other insurance as the Agent or any Bank may reasonably require.

     All such insurance shall be taken out and maintained with generally recognized responsible insurance companies qualified to do business in the applicable states and having ratings from A.
M. Best & Co. of A or higher, which insurance companies are selected by the Borrower and acceptable to the Agent and may be written with deductible amounts comparable to those on similar policies carried by other businesses of like size and character. All such policies shall be deposited with the Agent; provided that in lieu of such policies there may be delivered to the Agent a certificate or certificates of the respective insurers attesting the fact that the required insurance is in force and effect. Prior to the expiration of any such policy the Borrower shall furnish the Agent evidence satisfactory to the Agent that the policy has been renewed or replaced or is no longer required by this Agreement.

     In lieu of separate policies the Obligors may maintain blanket or umbrella policies if such policies provide the same coverage required above with protection against each risk not reducible by claims for other risks to amounts less than that specified above and the Borrower deposits with the Agent a certificate or certificates of the respective insurers evidencing such coverage.

     Each policy required by this section shall contain an undertaking by the insurer (if such shall be available at reasonable cost) that such policy shall not be modified adversely to the interests of the Banks or canceled without at least 30 days' prior written notice to the Agent.

     Section 6.2. Cure by Banks. If any obligor shall fail to make any payment or perform any act required of it hereunder, the Agent or any Bank, without prior notice to or demand upon the Obligors and without releasing any obligation or waiving any default, may (but shall be under no obligation to) make such payment or perform such act. All amounts so paid by the Agent or any Bank and all costs, fees and expenses so incurred, including reasonable counsel fees, shall be immediately due and payable by the Borrower as an additional obligation under this Agreement, together with interest thereon at the Prime Rate plus 0.5%, to the extent permitted by law.

     Section 6.3. Indemnification. (a) The Borrower shall protect, indemnify and save harmless the Banks, the Agent and any persons who "controls" (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934, as amended) any Bank or the Agent (collectively, the "Indemnified Parties") from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys' fees and expenses and settlement amounts) imposed upon or incurred by or asserted against any Indemnified Party on account of or related to (i) any failure of the Obligors to comply with any of the terms, warranties, covenants or representations in the Financing Instruments, or (ii) any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to any property of the Obligors or the use thereof; provided that such indemnity shall be effective only to the extent of any loss that may be sustained by an Indemnified Party in excess of the proceeds received by it from any insurance carried with respect to such loss and provided further that benefits of this section shall not inure to any person other than the Indemnified
Parties. Nothing contained herein shall require the Borrower to indemnify any Indemnified Party for any claim or liability resulting from its negligence or willful, wrongful acts.

     (b) The Borrower shall also indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages, or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in information submitted by any Obligor to any Bank with respect to the issuance and purchase of the Note or caused by any omission or alleged omission of any material fact necessary to be stated therein in order to make such statements to such Bank not misleading or incomplete.

     (c) If any action is brought against any Indemnified Party in respect of which indemnity may be sought from the Borrower under subsection (a) or (b) above, such Indemnified Party shall promptly notify the Borrower in writing, and the Borrower shall assume the defense thereof, including the employment of counsel, the payment of all expenses and the right to negotiate and consent to settlement. Each Indemnified Party has the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless the employment of such counsel has been specifically authorized by the Borrower. The Borrower will not be liable for any settlement of any such action made without its consent, but if such action is settled with the consent of the Borrower or if there be a final judgment for the plaintiff in such action, the Borrower shall indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.

     (d) The obligations of the Borrower under this section shall survive Payment of the Note. All references in this section to any Indemnified Party shall include its directors, officers, employees and agents.

     Section 6.4. Certificate as to No Default. The Borrower shall deliver to the Agent concurrently with the delivery of each of the audited financial statements of the Borrower provided for in Section 6.6 a certificate signed by the president, a vice president or the treasurer of the Borrower stating that, during the period covered by such financial statements and as of the date of such certificate, no event or condition has occurred or existed, or is occurring or existing, that constitutes or that, with notice or lapse of time or both, would constitute an Event of Default, or if such an event or condition has occurred or existed, or is occurring or existing, specifying the nature and period of such event or condition and what action the Obligors have taken, are taking or propose to take with respect thereto. Each Obligor shall promptly notify the Agent at any time such Obligor becomes aware of any event or condition described in the preceding sentence.

     Section 6.5. References to Note Ineffective after Note Paid. Upon Payment of the Note, all references in this Agreement to the Note shall be ineffective, and the Agent and the Banks shall thereafter have no rights hereunder, except as explicitly provided herein.

     Section 6.6. Financial Records and Statements. The Obligors shall maintain proper books of record and account, in which full and correct entries shall be made, in accordance with generally accepted accounting principles applicable to entities of the same character as the Obligors, of all their business and affairs. Each Obligor, within 120 days after the end of each of its fiscal years, shall furnish the Agent copies of the balance sheet of such Obligor as of the end of such fiscal year and statement of income of such Obligor for such fiscal year, all in reasonable detail and including supporting schedules. All financial statements referred to in the preceding sentence shall be accompanied by an unqualified opinion, or other opinion satisfactory to the Agent, with respect thereto rendered by independent certified public accountants. Each Obligor, within 60 days after the end of each quarter of each of its fiscal years, shall furnish the Agent copies of the unaudited balance sheet of such Obligor as of the end of such quarter and unaudited statement of income of such Obligor for such quarter, all in reasonable detail and including supporting schedules. All financial statements referred to in the preceding sentence shall be certified by such Obligor. Each Obligor shall furnish the Agent such additional unaudited financial statements of such Obligor as the Agent may reasonably request. Any financial statements of any Obligor required by this section may be prepared on a consolidated basis so long as the parent corporation for the consolidated corporations to which such statements relate is an Obligor and all subsidiaries reflected therein are wholly-owned subsidiaries or Restricted Subsidiaries.

     Section 6.7. Notice of Suits. The Obligors shall notify the Agent as soon as any obligor has knowledge thereof of any actions, suits or proceedings at law, in equity or before or by any governmental authority, pending or threatened, involving the validity or enforceability of any of the Financing Instruments or which involves an alleged or potential liability of any Obligor exceeding $5,000,000.

     Section 6.8. Environmental Matters. (a) The Borrower warrants and represents that (i) the Land is now and at all times will be in full compliance with all federal, state and local environmental laws and regulations, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Superfund Amendments and Reauthorization Act of 1986, (ii) to the best knowledge of the Borrower, as of the date hereof there are no hazardous materials, substances or wastes or other environmentally regulated substances, including, without limitation, any materials containing asbestos (collectively, "Hazardous Substances") located on, in or under the Land or used in connection therewith, other than any Hazardous Substances (A) which the Borrower is legally authorized to maintain in, on or under the Land or use in connection therewith, and (B) the existence, extent and nature of which has been disclosed to the Agent in writing by the Borrower,
(iii) the Borrower has obtained and will maintain all licenses, permits and approvals conferring such legal authorization and is in full compliance with all of the terms, conditions and requirements of such licenses, permits and approvals, and (iv) the Borrower has not received any citation, order, notice or other material governmental or other communication with respect to any Hazardous Substances regarding the Land, nor, to the best knowledge of the Borrower, has any such citation, order, notice or other communication been received by any previous owner or operator of the Land.

     (b) The Borrower shall promptly notify the Agent of any change in the existence, extent or nature of any Hazardous Substances located on, in or under the Land or used in connection therewith. The Borrower shall promptly (i) transmit to the Agent copies of any citations, orders, notices or other material governmental or other communications received by the Borrower with respect to any Hazardous Substances, and (ii) advise the Agent of any enforcement actions taken by local, state or federal governmental agencies, or claims by other parties, relating to any Hazardous Substances affecting the Land.

     (c) The Borrower shall indemnify the Agent and each Bank and hold them harmless from and against any and all damages, penalties, fines, claims, liens, suits, liabilities, costs (including cleanup costs), judgments and expenses (including attorneys', consultants' or experts' fees and expenses) of every kind and nature suffered by or asserted against the Agent or any Bank as a direct or indirect result of (i) any representation set forth in this section being incorrect in any material respect,
(ii) the breach of any warranty or covenant set forth in this section, (iii) any federal, state or local law, regulation or ordinance which requires the elimination or removal of any Hazardous Substances which are at any time located on, in or under the Land or used in connection therewith, including any elimination or removal required of any person owning or possessing any part of the Land after ownership or possession thereof by the Agent or any Bank, other than the elimination or removal of Hazardous Substances which are (A) first located on, in or under the Land or used in connection therewith after the last date on which the Borrower owned or possessed any part of the Land, or (B) placed on, in or under the Land by the party seeking indemnification.

     (d) The provisions of this section shall survive Payment of the Note.

     Section 6.9.   Consolidated Adjusted Net Worth.  The
Borrower will at all times keep and maintain a Consolidated
Adjusted Net Worth which is not less than $90,000 and not less than 45% of the total assets of the Borrower and its Subsidiaries.

     Section 6.10. Fixed Charge Coverage Ratio. The Borrower shall maintain, as of the last day of each quarter of each of its fiscal years, a ratio of (1) Consolidated Pre-Tax Income of the Borrower and its Restricted Subsidiaries for the period of 24 consecutive months ending as of the date of calculation to (b) Fixed Charges of the Borrower and its Restricted Subsidiaries for such 24-month period of not less than 1.25 to 1.00.

     Section 6.11. Funded Debt. The Borrower shall not permit its Consolidated Funded debt outstanding at any time to exceed 40% of its Consolidated Adjusted Capital at such time. For purposes of this section, there shall not be included as Funded Debt any Short-Term Debt if, during any period of twelve consecutive calendar months immediately preceding the date of determination, there is a period of at least 30 consecutive days during which Short-Term Debt does not exceed $10,000,000; provided that, if no such period exists, the amount by which the lowest average daily principal amount of outstanding Short-Term Debt exceeds $10,000,000 shall be included as Funded Debt.

     Section 6.12. Limitations on Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on the property or assets of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of the general creditors of the Borrower or any Restricted Subsidiary, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except the Borrower and the Restricted Subsidiaries may create, incur or permit to exist:

          (a) Liens for property taxes and assessments or governmental charges or levies, not yet due and payable.

          (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower or a Restricted Subsidiary shall in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured.

          (c)  Any mechanic's, materialmen's,
     warehousemen's, supplier's or vendor's lien or right in respect thereof, any deposits or Liens to secure statutory obligations or surety bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, but only if in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings that will prevent a forfeiture or sale of any property and an adequate book reserve shall have been set aside with respect thereto.

          (d) Minor exceptions in the nature of easements, rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which customarily exist on properties of such kind and which do not materially impair their use or value in the operation of the business of the Borrower and its Restricted Subsidiaries.

          (e) Liens existing as of the date hereof which secure Indebtedness of the Borrower or any Restricted Subsidiary outstanding on such date, but only if the existence thereof has theretofore been disclosed to the Banks in writing.

          (f) Liens incurred after the date hereof given to secure the payment of the purchase price incurred in connection with the acquisition of tangible personal property or real property, including Liens existing on such property at the time of the acquisition thereof by the Borrower or a Subsidiary, but only if (i) the Lien shall attach solely to the property acquired or purchased, (ii) the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by the Borrower or a Restricted Subsidiary, shall not exceed an amount equal to 80% of the lesser of the purchase price or fair market value at the time of acquisition of such property (as determined in good faith by the board of directors of the Borrower) and (iii) such Lien is incurred with respect to such property at the time of, or within twelve months after, such acquisition.

          (g)  Liens arising in the ordinary course of
     business in connection with bankers' acceptances provided to the Borrower under a revolving credit agreement between the Borrower and FUNB, as agent, or any extension, renewal or replacement thereof.

          (h) Liens securing Indebtedness for borrowed money, but only if the sum of (i) the aggregate principal amount of Indebtedness so secured and (ii) the aggregate unpaid principal amount of all Funded Debt of Restricted Subsidiaries shall not exceed 15% of the Consolidated Adjusted Net Worth.

     Section 6.13.  Mergers, Consolidations and Sales of Assets.

     (a) The Borrower will not, and will not permit any Restricted Subsidiary to, consolidate with or be a party to a merger with any other corporation or, except in the ordinary course of business or except as provided in subsection (d), sell, lease or otherwise dispose of all or a Substantial Part of the assets of the Borrower or any Restricted Subsidiary; provided that:

          (i)  Any Restricted Subsidiary may merge or
     consolidate with or into the Borrower or any Wholly-Owned Restricted Subsidiary so long as, in any merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation and, in any merger or consolidation involving a Wholly-Owned Restricted Subsidiary (but not the Borrower), such Wholly-Owned Restricted Subsidiary shall be the surviving or continuing corporation.

          (ii) The Borrower may consolidate or merge with any other corporation if (A) the surviving or continuing corporation shall be a corporation organized under the laws of the United States or any state thereof, (B) the surviving or continuing corporation shall, if not the Borrower, assume in writing the due and punctual payment of the principal of and interest on the Note and the due observance and performance of each of the covenants and other terms of this Agreement to be observed or performed by the Borrower, and (C) at the time of such consolidation or merger and after giving effect thereto, no Event of Default, nor any other event or condition which, with the giving of notice of the lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing.

          (iii) A corporation may consolidate with or merge into a Wholly-Owned Restricted Subsidiary if (A) the surviving or continuing corporation shall be such Wholly-Owned Restricted Subsidiary, (B) at the time of such consolidation or merger and after giving effect thereto, no Event of Default, nor any other event or condition which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing, and (C) after giving effect to such consolidation or merger, the Borrower could still incur additional liens by reason of Section 6.12(h).

          (iv) Any Restricted Subsidiary may sell, lease or otherwise dispose of all or substantially all of its assets to the Borrower or any Wholly-Owned Restricted
     Subsidiary.

     (b) The Borrower will not permit any Restricted Subsidiary to issue or sell any shares of stock of any class (including as stock for the purposes of this section, any warrants, rights or options to purchase or otherwise acquire stock or other securities exchangeable for or convertible into stock) of such Restricted Subsidiary to any person other than the Borrower or a Wholly-Owned Restricted Subsidiary, except for the purpose of qualifying directors.

     (c) The Borrower will not sell, transfer or otherwise dispose of any shares of stock in any Restricted Subsidiary (except to qualify directors) or any Indebtedness of any Restricted Subsidiary, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of (except to the Borrower or a Wholly-Owned Restricted Subsidiary) any shares of stock or any Indebtedness of any other Restricted Subsidiary.

     (d) The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of all or a Substantial Part of the assets of the Borrower or any of its Restricted Subsidiaries, other than in the ordinary course of business, in one or a series of transactions to any person during any period of twelve consecutive months, unless (A) the Borrower (i) invests the net proceeds of such Disposition during such twelve-month period in Like Assets and/or
(ii) applies the Excess Proceeds to the prepayment of the Note and (B) after giving effect to such Disposition, no Event of Default, nor any event or condition which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, shall exist.

     Section 6.14.  Restricted Payments.  The Borrower will not:

     (a) declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Borrower);

     (b) directly or indirectly, or through any Restricted Subsidiary, purchase, redeem, retire or otherwise acquire for value any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds from the substantially concurrent issuance or sale of other shares of capital stock of the Borrower subsequent to the Closing Date);

     (c) make any other payment or distribution, either directly or indirectly or through any Restricted Subsidiary, in respect of its capital stock; or

     (d) make or retain, or permit any Restricted Subsidiary to make or retain, any Investment other than a Qualified Investment; (all such declarations, payments, purchases, redemptions, retirements, acquisitions, distributions and Investments, as described in (a) through (d) above, being herein collectively called "Restricted Payments") if, after giving effect thereto,
(i) the aggregate amount of Restricted Payments made during the period from and after March 30, 1991 to and including the date of the making of the Restricted Payment in question would exceed the sum of (A) 10% of Consolidated Adjusted Net Worth as of the date of the making of such Restricted Payment, plus (B) 50% of Consolidated Net Income (less 100% of any net deficit) subsequent to March 30, 1991, plus (C) the Additional Dividend Amount, or
(ii) an Event of Default, or an event or condition which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, would exist.

     The Borrower will not declare any dividend which constitutes a Restricted Payment payable more than 90 days after its date of declaration. Any dividend which complies with the provisions of this section on the date of its declaration shall be deemed to comply on its date of payment, but only if any intervening event giving rise to non-compliance is not the result of a Restricted Payment.

     Section 6.15. Restricted Subsidiaries. Any Subsidiary which is or becomes a Restricted Subsidiary shall remain a Restricted Subsidiary for all purposes of this Agreement unless
(a) the board of directors of the Borrower has designated the Subsidiary an Unrestricted Subsidiary, (b) after giving effect to the designation of such Subsidiary as an Unrestricted Subsidiary, no Event of Default, nor any event or condition which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, would exist, and (c) such Subsidiary shall have no continuing investment, whether in the nature of capital stock, Indebtedness or otherwise, in the Borrower or any Restricted Subsidiary.

                           ARTICLE VII

                              Agency

     Section 7.1. Appointment of Agent. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on behalf of such Bank and to exercise such powers under the Financing Instruments and the Intercreditor Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be mechanical and administrative in nature, and the Agent shall not by reason of this Agreement be a trustee or fiduciary for any Bank. The Agent shall have no duties or responsibilities except those expressly set forth under the Financing Instruments and the Intercreditor Agreement. As to any matters not expressly provided for by the Financing Instruments or the Intercreditor Agreement, the Agent may act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Banks, and such instructions shall be binding upon all Banks; provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Financing Instruments or the Intercreditor Agreement or applicable law.
The Agent may resign and be replaced as provided in the Intercreditor Agreement. The Banks, or the successor Agent on their behalf, shall promptly give the Borrower notice of any such resignation or replacement. The Agent shall not be required to take any action hereunder or under the Intercreditor Agreement, other than any required distribution of moneys to the Banks, until it is indemnified by the Banks to its satisfaction against any costs or liability which it might incur by reason of so acting.

                           ARTICLE VIII

                             Guaranty

     Section 8.1. Guaranty of Obligations. The Guarantors hereby jointly and severally guarantee to the Agent, for the benefit of the Banks, the prompt payment, when due, of all obligations of the Borrower under the Financing Instruments (the "Obligations") and agree that upon default by the Borrower in the payment when due of any Obligation, the Guarantors will promptly pay the same. The guaranty obligation of the Guarantors contained in this section shall be a continuing, absolute and unconditional guaranty. The foregoing is a guaranty of payment, and not of collection.

     Section 8.2. Waivers. (a) The Guarantors hereby waive notice of the creation, incurrence or extension of any Obligations now existing or hereafter arising.

     (b) The Guarantors hereby waive protest, all demands and all notices including, but not limited to, any notices in connection with, related to or associated with, whether by law or agreement, (i) the failure (whether partial or otherwise) by the Borrower or by any other person to timely, properly or otherwise pay or perform any Obligation or (ii) the creation, preservation, perfection or enforcement or lack thereof, or any failure by any person in respect thereof, regarding any Security.

     Section 8.3. Forbearance and Modifications. The Guarantors hereby agree that, without further notice or consent, the same hereby being waived, and without affecting the Guarantors' liabilities hereunder, the Agent or any Bank may at any time, in the exercise of its sole discretion, take or refrain from taking any lawful action, including without limitation changing any terms of all or any part of any Obligations, granting any extensions, modifications or renewals of any Obligations, effecting any releases, compromises or settlements or making any other indulgences with respect to any Obligations, entering into any agreement concerning the use of any or all of the Security or changing the terms of any agreement concerning any or all of the Security, consenting to the substitution, exchange or release of all or any part of the Security or any person liable to the Agent or any Bank with respect thereto, realizing upon all or any part of the Security in any lawful manner, or forbearing from realizing upon all or any part of the Security.

     Section 8.4. Continuing Liability. (a) The Guarantors shall not be released from any obligations or liability under and shall not have any rights or recourse against the Agent or any Bank, for any reason relating to (i) any default with respect to any Security existing when the Security is accepted by the Agent or any Bank or at any time thereafter, (ii) any failure to convey, create or perfect a valid Lien in any Security, (iii) any invalidity or defect in any Security, (iv) the existence of any equities, defenses or claims in favor of others with respect to any Security, (v) failure to correctly estimate the value of any Security or the change in value of any Security, (vi) any deterioration, waste or loss to any Security, and/or (vii) any rights and consents granted, waivers made or other actions taken or not taken by the Agent or any Bank under Section 8.2(b). THE GUARANTORS HEREBY WAIVE ALL SURETYSHIP AND OTHER SIMILAR DEFENSES, INCLUDING BUT NOT LIMITED TO THE RIGHT TO REQUIRE THE AGENT OR ANY BANK TO PROCEED TO ENFORCE THE OBLIGATIONS AGAINST ANY PERSON BEFORE OR CONTEMPORANEOUSLY WITH THE ENFORCEMENT OF THIS GUARANTY.

     (b) The Guarantors' obligations and liabilities under the Guaranty shall not be in any way affected or terminated if any other person liable, primarily or secondarily, directly or indirectly, for all or any part of any Obligations shall cease to exist, dissolve, wind up its business, suspend business, make any assignment for the benefit of creditors generally, become insolvent or admit in writing its insolvency, generally not pay its debts as they become due, or become a debtor in a bankruptcy case or if a receiver, trustee or custodian is appointed for such other person's property or is authorized to take charge of any of its property to enforce a Lien against it or for purposes of general administration for the benefit of its creditors, or if such other person should petition or apply to any tribunal for any receiver for or any trustee of it or its estate or for relief under any bankruptcy, arrangement, reorganization, readjustment of debt, receivership, dissolution or liquidation proceedings or under any law relating to the relief of debtors, or have any such action commenced against it, with or without its consent.

     Section 8.5. Subrogation. The Guarantors hereby waive any right of subrogation with respect to the Obligations or any Security and agree not to enter into any agreement with the Borrower which grants to either of the Guarantors any right waived hereby or any right to recover from the Borrower any amount paid by either Guarantor hereunder.

     Section 8.6. Subordination. The Guarantors hereby (a) subordinate to the Obligations any present and future debts, obligations or liabilities, whether contingent or otherwise, of the Borrower to any Guarantor, alone or with any other person,
(b) subordinate any Liens, whether now existing or hereafter arising, securing payment of such debts, obligations or liabilities, and (c) agree that no Guarantor shall ask for, demand, sue for, take or receive any part of such debts, obligations and liabilities while payment of any of the Obligations is in default. If any payment is made to any Guarantor on account of such debts, obligations or liabilities in violation of the terms hereof, such Guarantor shall forthwith pay all such amounts to the Agent to be credited and applied, in the Agent's sole discretion (but Pro Rata), to the Obligations then outstanding, whether matured or unmatured, contingent or otherwise.

     Section 8.7. Further Guaranties. Any subsequent guaranty to or for the benefit of Agent or any Bank by any person, including any Guarantor, shall not supersede or terminate the Guaranty, but shall be an additional guaranty unless otherwise stated therein. If any Guarantor has given a previous guaranty to the Agent or any Bank, the Guaranty shall be in addition to such previous guaranty.

                            ARTICLE IX

                  Events of Default and Remedies

     Section 9.1. Event of Default. Each of the following shall be an Event of Default:

     (a) Failure of the Borrower to make any payment of principal of or interest on the Note when due and the continuation of such failure for five days.

     (b) Failure of any Obligor to observe or perform any of its other covenants, conditions or agreements hereunder for a period of 30 days after notice (unless the Borrower and the Agent shall agree in writing to an extension of such time prior to its expiration) specifying such failure and requesting that it be remedied, given by the Agent to the Borrower, or in the case of any such default that can be cured but cannot with due diligence be cured within such 30-day period, failure of such Obligor to proceed promptly to cure the same and thereafter prosecute the curing of the same with due diligence.

     (c) (i) Failure of any Obligor to pay generally its debts as they become due, (ii) commencement by any Obligor of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, (iii) consent by any Obligor to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Obligor or any substantial part of the property of such Obligor, or to the taking possession by any such official of any substantial part of the property of such Obligor, or (iv) making by any Obligor of any assignment for the benefit of creditors generally.

     (d) The entry of any decree or order for (i) relief by a court having jurisdiction over any Obligor or the property of any Obligor in an involuntary case under the federal bankruptcy laws, as now or thereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or (ii) appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for any Obligor or any substantial part of the property of any Obligor.

     (e) Failure of any Obligor within 90 days after the commencement of any proceeding against such Obligor under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, to have such proceedings dismissed or stayed.

     (f) Reasonable determination by the Agent or any Bank that any warranty, representation or other statement by or on behalf of any Obligor contained in any Financing Instrument or any financial statement or other information furnished in connection with the issuance or sale of the Note was false or misleading in any material respect at the time it was made or delivered.

     (g) The acceleration of any indebtedness of any Obligor to any person, in a principal amount of $1,000,000 or more, by reason of a default (in payment or otherwise) with respect thereto.

     Section 9.2. Remedies on Default. Upon the occurrence and continuation of an Event of Default, the Agent may:

     (a) Declare all payments hereunder and under the Note to be due and payable on a date which is not earlier than 30 days after notice of such declaration is given to the Borrower by the Agent, whereupon the same shall become due and payable on such date.

     (b) Take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due hereunder or under the Note or to enforce observance or performance of any covenant, condition or agreement of the Obligors under the Financing Instruments.

     The Agent shall give notice to the Borrower of the exercise of any of the rights or remedies under this section (i) in writing in the manner provided in Section 11.7 and (ii) by telephone or telegram, provided that failure to give such notice by telephone or telegram shall not affect the validity of the exercise of any right or remedy under this section.

     Any balance of the moneys collected pursuant to action taken under this section remaining after payment of all costs and expenses of collection and amounts due hereunder shall be paid to the Banks and applied Pro Rata toward the making of Required Payments then due and payable, provided that after Payment of the Note and payment of all other sums required by applicable law any such balance shall be paid to the Borrower.

     Section 9.3. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Agent is intended to be exclusive of any other remedy, and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute. No delay or failure to exercise any right or power accruing upon an Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient.

     Section 9.4. Counsel Fees and Other Expenses. The Borrower shall on demand pay to the Agent the reasonable counsel fees and other reasonable expenses incurred by the Agent or any Bank in the collection of payments hereunder or the enforcement of any other obligation of the Borrower upon an Event of Default.


     Section 9.5. No Additional Waiver Implied by One Waiver. If any party or its assignee waives a default by any other party under any covenant, condition or agreement herein, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

                            ARTICLE X

                            Prepayment

     Section 10.1. Option to Prepay. The Note may be prepaid at the option of the Borrower according to its terms and subject to any requirements contained therein. Such prepayment of the Note shall be deemed prepayment of the Borrower's obligations hereunder in the same amount. Prepayment of the Note in full shall discharge the Borrower from its obligations under this Agreement and the Note (other than obligations which survive Payment of the Note), but only if such prepayment shall constitute Payment of the Note.

     Section 10.2. Mandatory Prepayment. If the Banks shall determine that, due to one or more changes in ownership or voting of the stock of the Borrower and/or one or more other changes relating to such stock, effective control of the Borrower is possessed by one or more stockholders who do not now possess such effective control, the Banks may elect that the Note be prepaid in full. The Borrower shall prepay the Note in full within 180 days after receiving notice of such election from the Banks or from the Agent on behalf of the Banks.

                            ARTICLE XI

                          Miscellaneous

     Section 11.1. Term of Agreement. This Agreement shall be effective upon execution and delivery hereof. Subject to earlier satisfaction upon prepayment of all of the Borrower's obligations hereunder pursuant to Section 10.1 and the making in full of all other Required Payments due and payable at the date of such prepayment and subject to any provisions hereof which survive Payment of the Note, the Obligors' obligations hereunder shall expire on the date provided in the Note for the final payment of principal thereon, or if all Required Payments have not been made on such date, when all Required Payments have been made.

     Section 11.2. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. No assignment by any Obligor shall relieve such Obligor of its obligations hereunder.

     Section 11.3. Jurisdiction and Venue. Any judicial proceeding to enforce performance of any obligation of any Obligor under the Financing Instruments may be brought before any court of competent jurisdiction located in the City of Harrisonburg, Virginia or in the United Stated District Court for the Western District of Virginia. If any such proceeding is brought before any such court, no Obligor shall assert any defense relating to the jurisdiction of such court or the venue of such proceedings. The Obligors agree that service of process with respect to any such proceeding may be made upon any employee or officer of any Obligor who may be located in the Commonwealth of Virginia at the time of such service and that any such service shall be deemed to be valid service upon any Obligor named as a party in such proceeding.

     Section 11.4.  Severability.  If any provision of this
Agreement shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

     Section 11.5. Applicable Law; Entire Understanding. This Agreement shall be governed by the applicable laws of the Commonwealth of Virginia. The Financing Instruments express the entire understanding and all agreements between the parties and may not be modified except in a writing signed by the parties. No Financing Instrument may be modified before Payment of the Note without the consent of the Banks.

     Section 11.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and all of which together shall constitute but one and the same instrument.

     Section 11.7. Notices. Except as may otherwise be provided herein, all demands, notices, approvals, consents, requests and other communications hereunder and under the other Financing Instruments shall be in writing and shall be delivered or given by certified mail, postage prepaid, addressed as follows:

          (a)  If to the Borrower, at:

For U.S. Mail:                          For Courier:

P. O. Box 7000                          800 Co-op Drive
Broadway, VA  22815-7000                Timberville, VA 22853
Attn:  Treasurer                        Attn:  Treasurer

          (b)  If to either Guarantor, at:

For U.S. Mail:                          For Courier:

c/o WLR Foods, Inc.                     c/o WLR Foods, Inc.
P. O. Box 7000                          800 Co-op Drive
Broadway, VA  22815-7000                Timberville, VA  22853
Attn:  Treasurer                        Attn:  Treasurer

          (c)  If to any Bank, at:

                    c/o First Union National Bank of Virginia
                    141 East Market Street
                    Harrisonburg, Virginia 22801

                    Attn:  Commercial Banking; and

          (d)  If to the Agent, at:

                    141 East Market Street
                    Harrisonburg, Virginia 22801

                    Attn:  Commercial Banking.

     Any Obligor, any Bank and the Agent may, by notice given hereunder, designate any further or different addresses to which subsequent demands, notices, approvals, consents, requests and other communications shall be sent or persons to whose attention the same shall be directed.

     Section 11.8. Other Agreements. To the extent that the execution and delivery of any Financing Instrument by any Obligor or the performance of its obligations thereunder, would constitute a violation of or default under any other agreement to which any Bank and such Obligor are parties, such other agreement is hereby amended (to the extent such amendment can be effected without the consent of persons who are not parties to this Agreement) to permit such execution and delivery or such performance, as the case may be, and any default under such agreement resulting from such execution and delivery or such performance is hereby waived.

     IN WITNESS WHEREOF, the Banks, the Agent and the Obligors have caused this Agreement to be executed in their respective names, all as of the date first above written.

                              FIRST UNION NATIONAL BANK OF
                              VIRGINIA

                              By_________________________________
                                        Vice President

                              CORESTATES BANK, N.A.

                              By_________________________________
                                        Vice President

                              CRESTAR BANK

                              By_________________________________
                                        Senior Vice President

                              FIRST UNION NATIONAL BANK OF
                              VIRGINIA, as Agent

                              By_________________________________
                                        Vice President

                              WLR FOODS, INC.

                              By_________________________________
                                        Treasurer

                              WAMPLER-LONGACRE, INC.

                              By_________________________________
                                        Treasurer

                              CASSCO ICE & COLD STORAGE, INC.

                              By_________________________________
                                        Assistant Treasurer

                                                   EXHIBIT 1


                                       No. _________

                                       REQUEST FOR BORROWING

First Union National Bank of Virginia,               ________________, 19___
 as Agent
141 East Market Street
Harrisonburg, Virginia 22801

Attn:  Commercial Banking

Dear Sirs:

         I hereby request an Advance, as defined in the Loan Agreement dated as of June 1, 1994 (the "Agreement") among WLR Foods, Inc., First Union National Bank of Virginia, Corestates Bank, N.A., Crestar Bank, Wampler-Longacre, Inc. and Cassco Ice & Cold Storage, Inc., in the amount of $_______________ to be paid to ___________________________________________
_____________________________________________________________________________
___________________________________________________________________________ on
___________________, 19_____, for ____________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

         I hereby certify that (a) the representations of the Obligors (as defined in the Agreement) set forth in Section 2.1 of the Agreement are true and correct as if made on the date hereof, and (b) the making of the Advance requested hereby will not, with notice or lapse of time or both, constitute an Event of Default (as defined in the Agreement).


                        ____________________________________________
                                   Authorized Representative



23798